EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of GeneLink, Inc.

Dermagenetics, Inc., a Delaware corporation

Helix Health Solutions, LLC, a Florida limited liability company